Exhibit 99.2

BG Medicine, Inc. Obtains CE Mark and Files 510(k) for

Expanded BGM Galectin-3TM Indication

- Expands Label to General Adult Population at Risk for Developing Heart Failure Based on Elevated Levels of Galectin-3 -

Waltham, MA, May 15, 2012 — BG Medicine, Inc. (NASDAQ: BGMD), a company focused on the development and commercialization of novel cardiovascular diagnostics, announced today that it has filed a 510(k) Premarket Notification with the U.S. Food and Drug Administration (FDA) for regulatory clearance of an expanded indication for its BGM Galectin-3 test. The blood test was cleared by the FDA in November 2010 and is currently indicated for use in patients with chronic heart failure who are at increased risk for hospitalizations or death based on elevated levels of galectin-3. Subject to FDA clearance, the new application would expand the indicated use to the general adult population to identify those with an elevated level of galectin-3, which is associated with an increased risk for new-onset heart failure.

The Company also announced that it has obtained CE Mark in the European Union (EU) for the expanded indication for the BGM Galectin-3 test, and is working with its partners to begin commercialization for the expanded indication in the EU.

The validation study that supports the expanded indication was conducted by the Framingham Heart Study. Led by the National Heart Lung and Blood Institute (NHLBI), the Framingham Heart Study (FHS) is a leading, prospective, observational, family multi-generational study designed to track the development of cardiovascular disease and elucidate its common contributing factors. The study was initiated in 1948 and is a widely-used, generally-accepted, authoritative source that addresses risk factors associated with cardiovascular risks and disease. The study reported that approximately 15% of the general adult population was found to have elevated levels of galectin-3. Individuals with elevated levels of galectin-3 had a clinically important and statistically significant 47% increase in risk for the development of new-onset heart failure.

“Our initial indication pertains to progression in established heart failure,” said Pieter Muntendam, MD, Executive Vice President and Chief Medical Officer at BG Medicine. “This new indication addresses the importance of galectin-3 in heart failure development. The two indications combined span the galectin-3 mediated disease process from subclinical disease in those who seem otherwise healthy to those who suffer from advanced heart failure disease with high mortality.”

“Heart failure today affects approximately 20 million people in the United States and Europe,” said Eric Bouvier, President and Chief Executive Officer of BG Medicine. “Subject to clearance by the FDA, the expanded indication would address a potential market of approximately 200 million people in the United States and Europe. We believe that identifying at-risk individuals before the development of heart failure would allow physicians to offer enhanced risk reduction strategies to their patients, potentially resulting in improved patient outcomes.”

About Galectin-3 and Heart Failure

Galectin-3 is a unique carbohydrate-binding lectin, or protein, that binds to carbohydrates called beta-galactosides. It has been implicated in a variety of biological processes important in heart failure, and is believed to be a primary mediator of progressive cardiac fibrosis (abnormal thickening and stiffening of the heart muscle) and adverse remodeling (changes in the structure of the heart). Higher levels of galectin-3 are associated with a more aggressive form of heart failure and 30% or more of mild to moderate heart failure patients have elevated levels of galectin-3. Heart failure affects an estimated 5.8 million Americans, with approximately 670,000 new cases occurring each year. The direct and indirect cost of heart failure in the United States for 2010 is estimated to be $39.2 billion.

About BG Medicine, Inc.

BG Medicine, Inc. (NASDAQ: BGMD) is a life sciences company focused on the discovery, development and commercialization of novel cardiovascular diagnostics to address significant unmet medical needs, improve patient outcomes and contain healthcare costs. The Company’s first commercialized product, the BGM Galectin-3TM test for use in patients with heart failure, is available in the United States and Europe. BG Medicine has also developed CardioSCORE, a blood test designed to identify individuals at high risk for near-term major cardiovascular events, such as heart attack and stroke. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=8765

Special Note Regarding Forward-looking Statements

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this news release address our beliefs regarding the clinical utility of galectin-3 testing to predict outcomes in patients at risk for heart failure, our beliefs regarding the importance of the Framingham Heart Study results and the relevance of the results to our 510(k) submission, our expectations regarding the impact of an expanded label for our BGM Galectin-3 test on our sales and marketing of the test, our beliefs that earlier identification of patients using our galectin-3 test may improve patient outcomes, our beliefs regarding the potential market size for the expanded indication of our galectin-3 test, and our commercialization plans for the expanded indication of our galectin-3 test in Europe. Forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our recent filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

#            #             #